Exhibit (C)(3)

Preliminary Draft –

Confidential

The Conflicts Committee of the Board of Directors of Midcoast Holdings, L.L.C.

Discussion Materials January 9, 2017

Preliminary Draft—

Confidential

These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Conflicts Committee of the Board of Directors of Midcoast Holdings, L.L.C. (the “Conflicts Committee”), the general partner of Midcoast Energy Partners, L.P. (“MEP” or the “Partnership”), to whom such materials are directly addressed and delivered and may not be used or relied upon by any other party or for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Conflicts Committee, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of MEP and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of MEP. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Conflicts Committee.

These materials were compiled on a confidential basis for the sole use of the Conflicts Committee and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore.

These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates.

Evercore and its affiliates do not provide legal, accounting, tax or regulatory advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting, tax and regulatory advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Preliminary Draft - Confidential

Executive Summary

Analysis at Various Prices

($ in millions, except per unit amounts)

	Original Offer 12/5/16	Current Offer (1/8/17)				
Offer Price per MEP Unit	**$6.25**	**$6.70**	**$6.75**	**$7.00**	**$7.25**	**$7.75**
Premium to:						
Current Price as of January 6, 2017 ($7.58)	(17.5%)	(11.5%)	(10.9%)	(7.6%)	(4.3%)	2.3%
10-Day VWAP as of January 6, 2017 ($7.12)	(12.2%)	(5.8%)	(5.1%)	(1.6%)	1.9%	8.9%
20-Day VWAP as of January 6, 2017 ($7.03)	(11.1%)	(4.7%)	(4.0%)	(0.5%)	3.1%	10.2%
30-Day VWAP as of January 6, 2017 ($6.70)	(6.7%)	0.0%	0.7%	4.5%	8.2%	15.7%
52-Week High ($9.89 on January 4, 2016)	(36.8%)	(32.3%)	(31.7%)	(29.2%)	(26.7%)	(21.6%)
Implied Equity Value[1]	$288	$309	$311	$323	$335	$358
Plus: Debt as of September 30, 2016	849	849	849	849	849	849
Less: Cash as of September 30, 2016	--	--	--	--	--	--
Plus: Minority Interest[2]	271	290	292	303	314	335
Implied Enterprise Value	**$1,407**	**$1,448**	**$1,452**	**$1,474**	**$1,497**	**$1,542**
Implied Enterprise Value / MOLP Asset EBITDA Multiples						
2017E ($95.2mm EBITDA)	14.8x	15.2x	15.3x	15.5x	15.7x	16.2x
2018E ($116.8mm EBITDA)	12.1	12.4	12.4	12.6	12.8	13.2
Total Consideration to Public Unit Holders	**$133**	**$143**	**$144**	**$149**	**$154**	**$165**

Source: MEP management, Bloomberg
1. Based on 46.1 million units outstanding as of October 28, 2016
2. Minority interest equal to total MEP equity value divided by MEP's 51.6% interest in MOLP multiplied by EEP's 48.4% interest in MOLP

EVERCORE
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MIDCOAST ENERGY PARTNERS

Preliminary Draft—

Confidential

Executive Summary

60-Day Price Performance

$8.00 MEP 1,000

Current Price $7.58

10-Day VWAP $7.12

20-Day VWAP $7.03

30-Day VWAP $6.70

$7.50 800

V

$7.00 600 lume o Price (T Unit o h u MEP n sa

$6.50 400 ds)

$6.00 200

$5.50 0 11/7/2016 11/19/2016 12/1/2016 12/13/2016 12/25/2016 1/6/2017

Source: FactSet

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